UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: September 15, 2017

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements Of Certain Officers.

On September 15, 2017, the Human Resources Committee (“HR Committee”) of the Board of Directors and the other independent directors of Tenet Healthcare Corporation (the “Company”) approved the compensation arrangements of Ronald A. Rittenmeyer, who, as previously reported, was appointed as the Company’s Executive Chairman on August 31, 2017. While serving as Executive Chairman, Mr. Rittenmeyer will receive an annualized base salary of $500,000. In addition, Mr. Rittenmeyer will receive an award of performance-based stock options with a grant date fair value of approximately $2.3 million. The stock options will vest on the one-year anniversary of the grant date (subject to accelerated vesting upon certain involuntary terminations of employment or change of control events) and will become exercisable only if the average closing price per share of the Company’s common stock is at least 25% above the closing price of the Company’s stock as of the grant date within any 30 consecutive trading days during the first four years following the grant date. If the stock price performance condition is not achieved by the fourth anniversary of the grant date, the entire option award will be forfeited at that time. The stock options will have a maximum term of five years from the date of grant. The grant date will be the last trading day in September, in accordance with the Company’s policy for equity grants awarded outside of the annual grant process cycle. Mr. Rittenmeyer will not participate in the Company’s Annual Incentive Plan and will not be covered by its Executive Severance Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Paul A. Castanon
Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary

Date: September 21, 2017

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